Exhibit 10.1

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this "Amendment") is effective as of June 1, 2005, by and between U.S. Concrete, Inc., a Delaware corporation (the "Company"), and Michael D. Mitschele ("Executive").

PRELIMINARY STATEMENT

WHEREAS, the Company and Executive have entered into that certain Employment Agreement, dated as of May 28, 2003 (the "Agreement"); and

WHEREAS, the Company and Executive desire to amend the Agreement in accordance with Section 5.7 of the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Defined Terms. All capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings assigned to them in the Agreement.

2. Amendment to Section 1.1. Section 1.1 of the Agreement is hereby amended by deleting Section 1.1 in its entirety and replacing it with the following:

" 1.1 Term and Position. The Company agrees to employ Executive, and Executive agrees to be employed by the Company for the term described on Exhibit "A" (the "Term"). Executive will serve in the position described on Exhibit "A" (the "Position"), and in that capacity, effective June 1, 2005, shall devote his time and efforts to (i)(A) work directly with the Chief Executive Officer of the Company (the "CEO"), as requested by the CEO, to identify and pursue Acquisition Candidates (as defined herein), and (B) assist Company officers, as requested by them, in coordinating various aspects of due diligence on Acquisition Candidates, and (ii) assist, as requested by the CEO, in the identification and development of new internal growth projects of the Company, as agreed to among the Executive, CEO and Chief Operating Officer of the Company."

3. Amendment to Section 1.6. Section 1.6 of the Agreement is hereby amended by deleting Section 1.6 in its entirety and replacing it with the following:

" 1.6 Annual Bonuses. Effective June 1, 2005, if Executive is not paid aggregate Commissions (as defined herein) in a bonus year (either because no Transactions closed or because the Commissions on closed Transactions were completely offset by his annual base salary), then Executive will be entitled to participate, at grade level 19, in an annual cash incentive compensation plan generally applicable to the employees of the Company and its affiliated entities, on the same basis as other similarly-situated employees. Effective June 1, 2005, if Executive is paid a Commission in a bonus year, then he will be entitled to participate, at grade level 19, in the annual cash incentive compensation plan generally applicable to the employees of the Company and its affiliated entities, on the same basis as other similarly-situated employees, but he will only be eligible to receive a bonus under the plan to the extent his bonus (determined in accordance with the plan) exceeds his Commissions for that bonus year. In no event will employee's aggregate annual base salary, Commissions and bonus exceed $375,000.00 during the period from June 1, 2005 through May 31, 2006."

4. Addition of Section 1.8. A new Section 1.8 is added to the Agreement, such Section 1.8 to read as follows:

" 1.8 Commissions. Effective June 1, 2005, the Company shall pay to Executive a Commission in accordance with the formula provided below within 30 days after the closing of each transaction (a "Transaction") that involves the purchase by the Company or an affiliate of the Company of all of the capital stock or substantially all of the assets of, or a merger, consolidation or similar business combination involving, an Acquisition Candidate, provided that (i) Executive assists the Company in any manner it may reasonably request within the parameters of this Agreement (a) towards the execution of a non-binding letter of intent with that Acquisition Candidate and (b), if the Company determines to further pursue the Acquisition Candidate after signing a letter of intent, towards the execution of a definitive acquisition agreement relating to the Transaction, and (ii) such Transaction closes during, or within one year after the end of, the Term of this Agreement. For purposes of this Section 1.8, an "Acquisition Candidate" shall mean a business that is a candidate for acquisition by the Company which Executive and the CEO have jointly identified and which the CEO has agreed to pursue, and which the Company requests that Executive assist it in any manner it may reasonably request within the parameters of this Agreement towards the execution of a non-binding letter of intent with that Acquisition Candidate and, if the Company determines to further pursue the Acquisition Candidate after signing a letter of intent, towards the execution of a definitive acquisition agreement relating to the Transaction. Each commission (a "Commission") which shall be paid to Executive after the closing of a Transaction involving an Acquisition Candidate pursuant to the first sentence of this Section 1.8 shall equal the sum of (i) two percent of that Acquisition Candidate's normalized earnings before interest, taxes, depreciation and amortization ("EBITDA") for the 12-month period ended on the most recent date for which financial statements are provided in the purchase agreement for that Acquisition Candidate (the "Acquisition Candidate's EBITDA") up to $5,000,000, plus (ii) one percent of that Acquisition Candidate's EBITDA, if any, in excess of $5,000,000. Each Commission earned by Executive pursuant to this Section 1.8 will be payable by the Company up to 100% in shares of common stock of the Company, $.001 par value ("Common Stock"), in the Company's sole discretion, and the remainder, if any, in cash. The number of shares of Common Stock delivered to Executive in connection with each Commission will be determined by using the average closing price of Common Stock as reported on the Nasdaq National Market for 10 consecutive trading days, with the last such trading day being the trading day that is three trading days prior to the closing date of the Transaction that generated that Commission. Notwithstanding anything to the contrary contained in this Section 1.8, the first $206,800 in aggregate Commissions will be offset by (and deemed earned in) Executive's annual base salary during the period from June 1, 2005 through May 31, 2006, and not paid to Executive, and any aggregate Commissions in excess of $206,800 will be paid to Executive. Any business that, as of June 1, 2005, is in active discussions with the Company, or has entered into a non-binding letter of intent with the Company, regarding a possible acquisition by the Company shall not be an Acquisition Candidate."

5. Addition of Section 1.9. A new Section 1.9 is added to the Agreement, such Section 1.9 to read as follows:

" 1.9 Company Car. Executive shall be entitled to the use of a Company car during the period from June 1, 2005 through May 31, 2006. The Company shall be responsible for all lease payments for the Company car and for all routine and scheduled maintenance on the Company car during this period. All expenses for fuel Executive incurs in connection with the use of the Company car for Company business purposes shall be reimbursed in accordance with Section 1.4, and all expenses for fuel Executive incurs in connection with the use of the Company car for personal purposes shall be Executive's responsibility."

6. Addition of Section 1.10. A new Section 1.10 is added to the Agreement, such Section 1.10 to read as follows:

" 1.10 Additional Items. Executive shall be entitled to the use of his Company office in Elmwood Park, New Jersey and his assistant to transition to his new duties as of June 1, 2005 for a reasonable period of time thereafter. Executive shall be entitled to have the use of his Company laptop computer and cell phone during the period from June 1, 2005 through May 31, 2006. All costs and expenses associated with Executive's service in the National Ready Mixed Concrete Association during the period from June 1, 2005 through May 31, 2006 shall be reimbursed by the Company, provided that such costs and expenses are approved in advance and in writing by the CEO."

7. Amendment to Section 2.1a. Section 2.1a of the Agreement is hereby amended by deleting Section 2.1a in its entirety and replacing it with the following:

" a. Termination for Cause. For "Cause" upon the determination by the Company that "Cause" exists to terminate Executive's employment. "Cause" means (i) Executive's gross negligence, willful misconduct, or willful neglect in the performance of the material duties and services of Executive hereunder, uncorrected for thirty (30) days following the Company's written notice to Executive of need to cure such performance; (ii) Executive's final conviction of a felony by a trial court; (iii) any criminal indictment of Executive relating to an event or occurrence for which Executive was directly responsible which, in the business judgment of a majority of the Company's board of directors, exposes the Company to ridicule, shame or business or financial risk; (iv) a material breach by Executive of any material provision of this Agreement which remains uncorrected for 30 days following the Company's written notice to Executive of such breach; or (v) any employment of Executive by a person or entity other than the Company (provided that Executive may pursue his own business interests and may be employed by business entities in which Executive or members of his family have an ownership interest, so long as such activities do not interfere with Executive's duties under this Agreement and are not in a Competing Business). If the Company terminates Executive's employment for Cause, Executive shall be entitled only to Executive's pro rata salary through the date of such termination, and all future compensation and benefits, other than benefits to which Executive is entitled under the terms of the Company's compensation and/or benefit plans, shall cease. In the case of a termination for Cause under subpart (i) above, (a) all stock options previously granted by the Company to Executive that are vested on the date of termination for Cause shall, notwithstanding any contrary provision of any applicable plan or agreement covering any such stock option awards, remain outstanding and continue to be exercisable for a period of 90 days following the date of termination for Cause, (b) all stock options previously granted by the Company to Executive that are not vested on the date of termination for Cause shall terminate immediately and (c) all restricted stock, restricted stock units and other awards that have not vested prior to the date of termination for Cause shall be cancelled to the extent not then vested. In the case of a termination for Cause under subparts (ii), (iii), (iv) or (v) above, (y) all stock options previously granted by the Company to Executive (whether or not vested) shall terminate immediately and (z) all restricted stock, restricted stock units and other awards that have not vested prior to the date of termination for Cause shall be cancelled to the extent not then vested."

8. Amendment to Section 2.4. Section 2.4 of the Agreement is hereby amended by deleting Section 2.4 in its entirety and replacing it with the following:

" 2.4 Expiration of Term. Unless terminated sooner as herein provided, this Agreement shall terminate upon expiration of the Term. Executive acknowledges that upon expiration of the Term, there may also be a corresponding termination of Executive's employment with the Company. If Executive remains employed by the Company following expiration of the Term, then Executive shall be an "at will" employee of the Company following such expiration, which means that either Executive or the Company may terminate the employment relationship at any time with or without notice and with or without cause. Upon expiration of the Term, Executive shall have no right to any severance compensation; however, all stock options, restricted stock awards, restricted stock units and similar awards granted to Executive by the Company prior to the expiration of the Term shall, notwithstanding any termination of the employment relationship at the time of or subsequent to the expiration of the Term or any contrary provision of any applicable plan or agreement covering any such stock options, restricted stock awards, restricted stock units or similar awards, continue to vest and become exercisable and remain outstanding and in effect in accordance with their respective terms. Executive may exercise any such stock options or other exercisable awards at any time before the expiration of their term."

9. Addition of Section 3.8. A new Section 3.8 is added to the Agreement, such

Section 3.8 to read as follows:

" 3.8 Other Agreements Superceded. The noncompetition and nonsolicitation restrictions specified in this Article 3 shall supercede and control over any conflicting restrictions or provisions contained in any current stock option, stock grant or other written agreements between the Company and the Executive, including, but not limited to, the December 16, 2003 Restricted Stock Award Agreement and the May 6, 2004 Restricted Stock Award Agreement, and including any incentive award agreements that may be entered into subsequent to the date hereof."

10. Amendment to Exhibit "A". Exhibit "A" to the Agreement is hereby amended by deleting Exhibit "A" in its entirety and replacing it with the following.

"Exhibit "A" to Employment Agreement Between Company and Michael D. Mitschele

Term:	The Term of Executive's employment shall commence on the Effective Date and continue through May 31, 2006.
Position:	Effective June 1, 2005, Executive's Position shall be Director of Corporate Development, reporting directly to the CEO.
Location:	Effective June 1, 2005, Executive's principal place of employment Location shall be Executive's residence, as such residence may change from time-to-time.
Geographic Region of Responsibility:

During Executive's employment with the Company, within 75 miles of any plant or other operating facility in which the Company is then engaged in business. Upon termination of Executive's employment with the Company, within 75 miles of any plant or other operating facility in which the Company was engaged in business on the date immediately prior to Executive's termination.

Period of Post-Employment Non-Competition Obligations:

If Executive is terminated under any section of this Agreement, including, without limitation, upon expiration of the Term, then the Period of Post-Employment Non-Competition Obligations shall be one year from the date of termination.

Monthly Base Salary:	Effective January 1, 2005, Executive's Monthly Base Salary shall be $17,233.33.
Annual Paid Vacation:	Five weeks."

11. No Further Amendment or Modification. Except as specifically set forth in this Amendment, all other terms and conditions of the Agreement as set forth therein are hereby ratified and affirmed and shall remain in full force and effect.

IN WITNESS WHEREOF, the Company and Executive have executed this Amendment in multiple originals to be effective on June 1, 2005.

Michael D. Mitschele ("Executive") By: /s/ Michael D. Mitschele Date: June 1, 2005	U.S. Concrete, Inc. (the "Company") By: /s/ Michael W. Harlan Printed Name: Michael W. Harlan Title: Executive Vice President and Chief Operating Officer Date: June 1, 2005